UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 7, 2015

Accretive Health, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34746	02-0698101
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

401 North Michigan Avenue, Suite 2700

Chicago, Illinois 60611

Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Background of the Transaction

On July 16, 2015, Accretive Health, Inc. (“Accretive Health” or the “Company”) issued a press release announcing, among other things, that its Board of Directors (the “Board”) had resolved to undertake a review of strategic alternatives to enhance stockholder value. In connection with this strategic review, Accretive Health announced on July 24, 2015 that it had retained Goldman Sachs to serve as financial advisor to the Company. As part of the Company’s strategic review, the Board, together with its advisors, conducted a thorough and rigorous review of strategic alternatives, which included outreach to more than 40 potential strategic or financial parties. As part of this process, Ascension Health Alliance (“Ascension”) and TowerBrook Capital Partners (“TowerBrook”) submitted a joint proposal, in which Ascension and Accretive would enter into a long-term strategic partnership and would amend and restate their Master Professional Services Agreement (“MPSA”) for a 10-year term to cover all of Ascension’s net patient revenue (“NPR”). In addition, a newly formed investment vehicle owned by Ascension and TowerBrook would make a $200 million growth investment in the Company as more fully described herein. At the closing of the transaction, Ascension and Accretive Health will amend and restate their existing MPSA, and Ascension will transition more than $8 billion in new NPR to Accretive Health over the next several years. The new NPR represents an increase of approximately 47% over Accretive Health’s existing NPR base under management. Ascension and Accretive anticipate transitioning the new NPR beginning in the middle of 2016. Additionally, as part of the amended MPSA, Ascension will transition all PAS needs of its hospitals to Accretive Health’s PAS business.

After careful review and deliberation, the Board unanimously determined on December 7, 2015 that consummating the transaction on the terms more fully described herein is in the best interests of the Company and its stockholders. In reaching its decision to unanimously approve such transaction, the Board consulted with the Company’s management and its financial and legal advisors and considered a number of factors and potential benefits of the transaction, including without limitation the business, operations, management, financial condition, earnings and cash flows of the Company on a historical and prospective basis, including the fact that Ascension’s affiliated hospital systems represent approximately 53% of the Company’s total gross cash generated from contracting activities for the year ended December 31, 2014, the strategic nature of the transaction and the opportunity for the Company’s stockholders to participate in a more stable company and to participate in any increases in the value of the Company’s business following the transaction.

Securities Purchase Agreement

On December 7, 2015, Accretive Health entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and among the Company, TCP-ASC ACHI Series LLLP, a Delaware series limited liability limited partnership jointly owned by Ascension and investment funds affiliated with TowerBrook (the “Investor”), and Ascension solely for the purposes set forth therein, pursuant to which the Company agreed to sell to the Investor, in private placements under the Securities Act of 1933, as amended, (the “Securities Act”), (i) 200,000 shares of the Company’s 8.00% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) for an aggregate price of $200 million and (ii) a warrant to acquire up to 60 million shares of Common Stock on the terms and subject to the conditions set forth in the Warrant Agreement (the “Warrant”). The Series A Preferred Stock issued to the Investor pursuant to the Purchase Agreement is immediately convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). In connection with entry into the Purchase Agreement, the Company has agreed to pay the Investor a funding fee equal to $4 million and reimburse the Investor for up to a maximum of $10 million to cover reasonable out-of-pocket expenses. The Company expects to complete the purchase and sale of the Series A Preferred Stock and the Warrant (the “Closing”) in the first quarter of 2016, after the expiration of the waiting period under the Hart-Scott-Rodino Act, the negotiation and execution of the MPSA on terms more fully described herein and the satisfaction of customary closing conditions.

The Purchase Agreement can be terminated any time prior to the Closing (i) by either party if the Closing shall not have occurred by the 90th calendar day following the date of the Purchase Agreement, (ii) by either party in the event any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated thereby, (iii) by the mutual written consent of the parties or (iv) by the Company to take a Superior Proposal (as such term is defined in the Purchase Agreement) upon the tendering of a termination fee to the Investor equal to $8 million.

In connection with the execution of the Purchase Agreement, Ascension and certain funds affiliated with TowerBrook have executed (i) a letter agreement in which they have committed to fund amounts required to be paid by the Investor pursuant to the Purchase Agreement to the Investor at the Closing (subject to the conditions set forth therein and in the Purchase Agreement) and (ii) a limited guarantee in which they have agreed to guarantee certain potential payment obligations of Investor under the Purchase Agreement (subject to the conditions set forth therein and in the Purchase Agreement).

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference, and the foregoing summary of the Purchase Agreement is qualified in its entirety by reference to Exhibit 10.1.

MPSA

Accretive Health and Ascension have also entered into a term sheet setting forth certain material terms of an amended and restated MPSA, which terms will reflect (i) new terms for the addition of new Ascension hospital systems and (ii) modification of existing terms for existing Ascension hospital systems currently receiving revenue cycle management services from Accretive Health. The definitive amended and restated MPSA will be entered into at the time of the Closing. The term sheet also contemplates that the amended and restated MPSA will provide for, among other things: (a) the transition to the Company of Ascension’s PAS needs over a period of approximately two years, (b) a revision to the base fee and incentive fee mechanics that would result in a larger portion of the Company’s fees being paid as part of the base fee payable under the MPSA and a smaller portion being dependent upon performance metrics, (c) a reset of the existing baseline regarding incentive fees for the Ascension hospital systems currently managed by Accretive Health, as well as the periodic assessment and possible re-set of baselines for the determination of incentive fees (with a frequency not to exceed once every two years), (d) the periodic assessment and possible re-set of baselines for the determination of incentive fees (with a frequency not to exceed once every two years) for the Ascension hospital systems not currently managed by Accretive Health, (e) the implementation of comprehensive re-badging of existing revenue cycle operation employees in connection with the transition to the Company of the revenue cycle management operations of new hospital systems, as well as such operations currently managed by the Company for the currently in-scope hospital systems and (f) the deletion and/or modification of certain of Ascension’s termination rights.

Form of Warrant

Concurrently with the Closing, the Company and the Investor will execute and deliver the Warrant to acquire up to a total of 60,000,000 shares of Common Stock, $.01 par value per share, of the Company at an initial exercise price equal to $3.50 per share, at any time during the period commencing on the date of Closing and terminating at 5:00 p.m., New York time, on the tenth anniversary of the Closing Date.

The Form of Warrant is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference, and the foregoing summary of the Form of Warrant is qualified in its entirety by reference to Exhibit 10.2.

Form of Series A Preferred Stock

The terms, rights, obligations and preferences of the Series A Preferred Stock are set forth in the Form of Certificate of Designations of the 8.00% Series A Convertible Preferred Stock (the “Series A CoD”). Dividends on the Series A Preferred Stock are due on January 1, April 1, July 1 and October 1 of each year (each, a “Series A Dividend Payment Date”). The Series A Preferred Stock will also participate in dividends declared and paid on the Common Stock. Dividends are payable at the per annum dividend rate of 8.00% of the liquidation preference, which is initially $1,000 per share. Until the seventh anniversary of the Closing Date, the Preferred Dividend will be payable in kind through the issuance of additional shares of Series A Preferred Stock. Following the seventh anniversary of the Closing Date, the Preferred Dividend will be paid in cash to the extent that the Company has funds legally available for such payment and the Board declares a cash dividend payable. In the event the Company does not declare and pay a dividend in cash on any Series A Dividend Payment Date, an amount equal to the cash dividend due on such Series A Dividend Payment Date will be added to the liquidation preference.

Each share of Series A Preferred Stock is immediately convertible, at the option of the holder, into the number of shares of Common Stock equal to the “Conversion Price” (as that term is defined in the Series A CoD) multiplied by the then applicable “Conversion Rate” (as that term is defined in the Series A CoD). Each share of Series A Preferred Stock is initially convertible into 400 shares of Common Stock, representing an initial “conversion price” of $2.50. The Conversion Rate is subject to weighted average anti-dilution adjustments.

The Series A Preferred Stock is redeemable at the option of the holder in the event of a “Change of Control” (as that term is defined in the Series A CoD) of the Company, or if the Company commences a voluntary bankruptcy, consents to the entry of an order against it in an involuntary bankruptcy, consents to the appointment of a custodian for all or substantially all of its property, makes a general assignment for the benefit of creditors or changes its primary business, or if the Common Stock fails to be listed on any of the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or any other United States national securities exchange without the simultaneous listing on another of such exchanges at any time after the first anniversary of the Closing Date and ceases to be listed at any time thereafter.

The holders of the Series A Preferred Stock are entitled to vote with the holders of the Common Stock on an as-converted basis. For so long as the Investor or their affiliates collectively own any shares of the Series A Preferred Stock, then the affirmative vote or consent of the Investor Majority (as such term is defined in the Series A CoD) is required for (i) the declaration or payment of any dividend or distribution on the Common Stock or any other stock that ranks junior to or equally with the Series A Preferred Stock, other than, if dividends on the Series A Preferred Stock have not been paid in full in cash, a dividend payable solely in junior stock or dividends or distributions paid exclusively in cash to the extent the Series A Preferred Stock participates on an as-converted basis with the Common Stock; (ii) the purchase, redemption or other acquisition by the Company of any Common Stock or other stock ranking junior to or equal with the Series A Preferred Stock except, if dividends on the Series A Preferred Stock have not been paid in full in cash, then as necessary to effect a reclassification of junior stock into other junior stock, a reclassification of parity stock into other parity stock, a reclassification of parity stock into junior stock, the exchange or conversion of junior stock into other junior stock or of parity stock into other parity stock or of parity stock into junior stock; (iii) any amendment of the Company’s Certificate of Incorporation or the Series A CoD so as to adversely affect the relative rights, preferences, privileges or voting powers of the Series A Preferred Stock; or (iv) the authorization or issuance of, or reclassification into, any capital stock that would rank senior to or equal with the Series A Preferred Stock (including additional shares of Series A Preferred Stock).

The Series A CoD is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference, and the foregoing summary of the Series A CoD is qualified in its entirety by reference to Exhibit 3.1.

Form of Investor Rights Agreement

Concurrently with the Closing, the Company and the Investor will enter into an Investor Rights Agreement (the “Investor Rights Agreement”). Under the terms of the Investor Rights Agreement, for so long as the Investor’s “Ownership Threshold” (as that term is defined in the Investor Rights Agreement) is met, the Investor shall be entitled to nominate such number of individuals to the Board constituting a majority of the Board (collectively, the “Investor Designees”) and entitled to designate the chairman of the Board. For so long as the Ownership Threshold is not met but the Investor’s “Ownership Percentage” (as that term is defined in the Investor Rights Agreement) exceeds 10% of the Common Stock on an as-converted basis, then the Investor shall be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and for so long as the Investor’s Ownership Percentage is in the aggregate at least 5% but less than 10% of the Common Stock on an as-converted basis, then the Investor shall be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) one director. Additionally, subject to applicable law and the listing standards of the Nasdaq Global Select Market (or other United States national securities exchange that the Common Stock is listed upon, if any), the Company will offer the Investor Designees an opportunity to, at Investor’s option, either sit on each regular committee of the Board in relative proportion to the number of Investor Designees on the Board or attend (but not vote) at the meetings of such committee as an observer.

Under the terms of the Investor Rights Agreement, the Investor must cause all of its Common Stock and Preferred Stock entitled to vote at any meeting of the Company’s shareholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by the Company’s Nominating and Corporate Governance Committee and against the removal of any director nominated by the Company’s Nominating and Corporate Governance Committee.

For so long as the Ownership Threshold is met, the following matters will require the approval of the holders of a majority of the Series A Preferred Stock (on an as-converted basis, including any shares of Common Stock issued upon the conversion thereof) that is held by the Investor or any Investor Affiliate (as defined in the Investor Rights Agreement) to proceed (excluding any such transaction between the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries): (i) the amendment or modification of the Company’s Certificate of Incorporation, Bylaws or Certificate of Designations for the Series A Preferred Stock in any manner that materially and adversely affects the rights, preferences or privileges of the holders of Series A Preferred Stock; (ii) the making of any distribution, declaring of any dividend on equity securities of the Company or any of its Subsidiaries (as that term is defined in the Investor Rights Agreement) ranking equally or junior to the Series A Preferred Stock; (iii) the repurchase or redemption of any equity securities of the Company or any of its Subsidiaries ranking equally or junior to the Series A Preferred Stock if at the time of such repurchase or redemption, any accrued dividends on the Series A Preferred Stock are unpaid; (iv) the creation, authorization or issuance of any equity securities of the Company or any of its Subsidiaries that would rank senior to the Series A Preferred Stock; (v) any amendment of the MPSA; (vi) the incurrence of any Indebtedness (as that term is defined in the Investor Rights Agreement) in excess of $25.0 million in the aggregate during any fiscal year (other than refinancings of existing Indebtedness); (vii) the sale, transfer or other disposition of assets or businesses of the Company or its Subsidiaries with a value in excess of $10.0 million in the aggregate during any fiscal year (other than sales of inventory or supplies in the ordinary course of business, sales of obsolete assets (excluding real estate), sale-leaseback transactions and accounts receivable factoring transactions); (viii) the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $10.0 million in the aggregate during any fiscal year (other than acquisitions of inventory and equipment in the ordinary course of business); (ix) capital expenditures in excess of $10.0 million individually (or in the aggregate if related to an integrated program of activities) or in excess of $10.0 million in the aggregate during any fiscal year; (x) the approval of the Company’s annual budget; (xi) the hiring or termination of the Company’s chief executive officer; (xii) the appointment or removal of the chairman of the Board; and (xiii) making, or permitting any Subsidiary to make, loans to, investments in, or purchasing, or permitting any Subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity in excess of $5.0 million in the aggregate during any fiscal year.

The Investor will be subject to certain transfer restrictions pursuant to the terms of the Investor Rights Agreement. Prior to the first anniversary of the Closing Date, neither the Investor nor any Investor Affiliate may directly or indirectly transfer the Warrant, any Preferred Shares, any shares of Series A Preferred issued as PIK Dividends, or any shares of Common Stock issued upon a conversion of the Preferred Shares or exercise of the Warrant to any person without the prior written consent of the Company other than any “Permitted Transfer” (as such term is defined in the Investor Rights Agreement). Following the first anniversary of the Closing Date, neither Investor nor any of its affiliates may transfer any Preferred Shares to any Person without the prior written consent of the Company other than (i) any Permitted Transfer or (ii) at any such time when the Current Market Price (as such term is defined in the Series A CoD) is less than the quotient of $1,000 divided by the Conversion Rate in effect from time to time (as such term is defined in the Series A CoD). The Investor and Investor Affiliates are also prohibited from transferring to any competitor of the Company, as well as from making certain block transfers, subject to certain exceptions.

The Investor is subject to customary standstill provisions, which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities, until the later of (i) three years after the Closing and (ii) such time as the Investor owns less than 25% of the outstanding Common Stock on an as-converted basis.

The Investor Rights Agreement requires that if the Company proposes to offer any equity or equity linked security to any person, then the Company must first offer the Investor the right to purchase a portion of such securities equal to the Investor’s Ownership Percentage. If the Investor does not exercise this purchase right within 30 days of receiving notice of the proposed offering, then the Company has 120 days to complete the offering on terms no more favorable than those offered to the Investor.

The form of Investor Rights Agreement is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference, and the foregoing summary of the Investor Rights Agreement is qualified in its entirety by reference to Exhibit 4.1.

Form of Registration Rights Agreement

Concurrently with the Closing, the Company and the Investor will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Investor is entitled to certain registration rights. Under the terms of the Registration Rights Agreement, the Investor is entitled to (i) six demand registrations, with no more than two demand registrations in any single calendar year and provided that such demand must include at least 10% of the then-outstanding Common Stock and (ii) unlimited piggyback registration rights for a period of five years with respect to primary issuances and for an unlimited period of time with respect to all other issuances.

The form of Registration Rights Agreement is filed as Exhibit 4.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference, and the foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to Exhibit 4.2.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

As described in Item 1.01, under the terms of the Purchase Agreement, the Company has agreed to issue shares of Series A Preferred Stock and the Warrant to the Investor. This issuance and sale will be exempt from registration under the Securities Act, pursuant to Section 4(a)(2) of the Securities Act. The Investor represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series A Preferred Stock and the Warrant are being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of Series A Preferred Stock, the Warrant or any Common Stock issued upon conversion thereof.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of and conditioned upon the Closing, the following members of the Board will resign: Edgar M. Bronfman, Jr., Michael B. Hammond, Dr. Arthur Klein, Lawrence B. Leisure, Denis J. Nayden and Robert V. Stanek.

In connection with the Company’s entry into the Purchase Agreement, the Company entered into individual letter agreements with each of Messrs. Rizk and Flanagan (the “Executives”) on December 7, 2015 (collectively, the “Letter Agreements”). The Letter Agreements supersede and replace those certain retention and enhanced severance letter agreements previously entered into by the Company and the Executives on August 12, 2015 (and as amended with respect to Mr. Rizk as of October 19, 2015). Pursuant to the terms of the Letter Agreements, Messrs. Rizk and Flanagan will receive 1,500,000 and 952,000 restricted shares of Common Stock (the “RSAs”) under the Company’s Amended and Restated 2010 Stock Incentive Plan promptly after the Closing, or such earlier date as agreed to by the parties. The RSAs will vest in three equal annual installments on each of the first three anniversaries of the Closing subject to the Executive’s continued employment with the Company through the applicable vesting date, and vesting in full upon a termination of the Executive’s employment without “cause”, due to the Executive’s death or “disability” or if the Executive resigns for “good reason”. In the event the Purchase Agreement is terminated by the parties thereto in accordance with its terms, the Letter Agreements will automatically terminate in accordance with their terms.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information about the Series A CoD contained in Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

On December 8, 2015, the Company issued a press release announcing that it had entered into the Purchase Agreement with the Investor. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. On December 8, 2015, the Company will hold a conference call to discuss the transaction.

Reference is made to Accretive Health’s press release for its third quarter results issued on November 9, 2015. Guidance related to gross cash from customer contracting activities and net cash from customer contracting activities set forth in that press release was as of November 9, 2015, and is not being updated as of a date subsequent thereto.

Forward Looking Statements

This Form 8-K contains forward-looking statements, including the statements regarding the plans, strategies and objectives of management for future operations, effects of current or future economic conditions or performance and industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. All forward-looking statements contained in this Form 8-K involve risks and uncertainties. The Company’s actual results and outcomes could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the factors set forth in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, under the heading “Risk Factors”. The words “strive,” “objective,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “vision,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company has based these forward-looking statements on its current expectations and projections about future events. Although the Company believes that the expectations underlying any of its forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections, or expectations prove incorrect, actual results, performance, financial condition, or events may vary materially and adversely from those anticipated, estimated, or expected.

All forward-looking statements included in this Form 8-K are expressly qualified in their entirety by these cautionary statements. The Company cautions readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the uncertainties and factors described above, as well as others that the Company may consider immaterial or does not anticipate at this time. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations may prove correct. The Company’s expectations reflected in its forward-looking statements can be affected by inaccurate assumptions it might make or by known or unknown uncertainties and factors, including those described above. The risks and uncertainties described above are not exclusive, and further information concerning the Company and its business, including factors that potentially could materially affect its financial results or condition or relationships with customers and potential customers, may emerge from time to time. The Company assumes no, and it specifically disclaims any, obligation to update, amend, or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. The Company advises investors, however, to consult any further disclosures it makes on related subjects in our periodic reports that it files with or furnishes to the SEC.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit Number	Description

	3.1	Form of Certificate of Designations of the 8.00% Series A Redeemable Convertible Preferred Stock.

	4.1	Form of Investor Rights Agreement, by and among Accretive Health, Inc., TCP-ASC ACHI Series LLLP, and, solely for the purposes set forth therein, the Investor Affiliates signatory thereto.

	4.2	Form of Registration Rights Agreement, by and between Accretive Health, Inc., and TCP-ASC ACHI Series LLLP.

	10.1	Securities Purchase Agreement, dated as of December 7, 2015, by and among Accretive Health, Inc., TCP-ASC ACHI Series LLLP, and, solely for the purposes set forth therein, Ascension Health Alliance d/b/a Ascension.

	10.2	Form of Warrant, by and between Accretive Health, Inc. and TCP-ASC ACHI Series LLLP.

	99.1	Press Release of Accretive Health, Inc., dated December 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized

ACCRETIVE HEALTH, INC.

Date: December 8, 2015

	By:	/s/ Peter P. Csapo
Peter P. Csapo
Executive Vice President,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Form of Certificate of Designations of the 8.00% Series A Redeemable Convertible Preferred Stock.

4.1	Form of Investor Rights Agreement, by and among Accretive Health, Inc., TCP-ASC ACHI Series LLLP, and, solely for the purposes set forth therein, the Investor Affiliates signatory thereto.

4.2	Form of Registration Rights Agreement, by and between Accretive Health, Inc., and TCP-ASC ACHI Series LLLP.

10.1	Securities Purchase Agreement, dated as of December 7, 2015, by and among Accretive Health, Inc., TCP-ASC ACHI Series LLLP, and, solely for the purposes set forth therein, Ascension Health Alliance d/b/a Ascension.

10.2	Form of Warrant, by and between Accretive Health, Inc. and TCP-ASC ACHI Series LLLP.

99.1	Press Release of Accretive Health, Inc., dated December 8, 2015.